Exhibit 21

SUBSIDIARIES OF THE REGISTRANT
CALERES, INC.

January 30, 2016

Name	State or Country of Incorporation

B&H Footwear Company Limited (51% owned)	Hong Kong
Caleres Cayman Ltd.	Cayman Islands
BGDL Limited	Ireland
BG Retail, LLC	Delaware
Caleres Canada, Inc.	Canada
Caleres International Corporation	Delaware
Caleres Italy S.r.l.	Italy
Caleres Trading Limited	Hong Kong
Caleres International (Macau) Company Limited	Macau
Caleres International Netherlands Holdings C.V.	Netherlands
Caleres Investment Company, Inc.	Delaware
Caleres Netherlands B.V.	Netherlands
Caleres Services Corporation	Ohio
Caleres Service (Macau) Company Limited	Macau
Buster Brown & Co.	Missouri
DongGuan B&H Footwear Company Limited (51% owned)	China
DongGuan Caleres Company Limited	China
DongGuan Leeway Footwear Company Limited	China
Edelman Shoe, Inc.	Delaware
Great Prosper Profits Corporation	British Virgin Islands
Leeway International Company Limited	Hong Kong
Pagoda International Footwear Limited	Hong Kong
Pagoda International Footwear (Macau Commercial Offshore) Limited	Macau
Putian Caleres Company Limited	China
Sidney Rich Associates, Inc.	Missouri
Whitenox Limited	Hong Kong
Wooden Shoe International, LLC	Delaware

Exhibit 21
Subsidiaries of the Registrant (Continued)

BG Retail, LLC does business under the following names:

Famous Footwear
Naturalizer
Naturalizer Outlet
Sam Edelman

Caleres Canada, Inc. does business under the following names:

Famous Footwear
Naturalizer
Naturalizer Outlet